Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value of $0.00001 per share, of Core Scientific, Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 13, 2025.

Tospring Technology Limited

By:	/s/ Ketuan Zhan
Name:	Ketuan Zhan
Title:	Director

Bitmain Technologies Holding Limited

By:	/s/ Ketuan Zhan
Name:	Ketuan Zhan
Title:	Director

Ketuan Zhan

/s/ Ketuan Zhan